EXHIBIT 6.42

                             MEMORANDUM OF AGREEMENT

         THIS AGREEMENT (the "Agreement") made as of April 20, 2000 by and between TOTAL FILM GROUP, INC., a Delaware corporation with its principal office located at 9107 Wilshire Boulevard, Beverly Hills, CA 90210 ("Producer") and

MICHAEL LAUER, an individual whose address is 7 Dwight Lane, Greenwich, CT 06831 ("Investor")

MARTIN H. GARVEY, an individual whose address is 72 Wooton Road, Essex Fells, NJ 07021 ("Investor")

ERIC HAUSER, an individual whose address is 425 E. 58th Street, Apt. 7A, New York, NY 10022 ("Investor")

BRUCE D. COWEN, an individual whose address is 27241 Faseo Peregrino, San Juan Capistrano, CA 92675 ("Investor")


                  WHEREAS, Investors desire to collectively provide funding in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Loan") for the development, production and exploitation of a motion picture tentatively entitled "Untitled 'N Sync Project" (the "Picture") in the following amounts;



Michael Lauer                               $ 1,900,000
Martin H. Garvey                            $   250,000
Eric Hauser                                 $   250,000
Bruce D. Cowen                              $   100,000
                                            -----------
Total                                       $ 2,500,000


         WHEREAS, Producer and Investors desire to establish the terms and conditions on which the Loan shall be made, as between themselves and as to their relationship with regard to the development, production and exploitation of the Picture;

         NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. LOAN. Investors does hereby agree to lend to Producer and Producer hereby agrees to accept Two Million Five Hundred Thousand Dollars ($2,500,000). Such amount shall be payable upon execution hereof and sent by wire transfer to Producer as per Producer's wire instructions. The Loan shall be evidenced by a non-interest bearing promissory note (the "Note") in the form and substance similar to Exhibit A attached hereto and made a part hereof.

         2. PREMIUM. In addition to the principal sum, Producer shall pay to Investors an amount equal to thirty percent (30%) of the Loan (the "Premium").

         3. PAYMENT. Producer hereby agrees to repay the principal sum and the Premium on or before August 15, 2000. Producer shall be obligated to use any funds secured for the production of the Picture to pay the principal of the Loan plus the Premium and retire the obligations contemplated by the Note and this Agreement.

         4. ADJUSTED GROSS PROCEEDS PARTICIPATION. Investors shall be entitled to receive six percent (6%) of the "Adjusted Gross Proceeds" resulting from the exploitation of the Picture in any and all media throughout the universe, including without limitation, the exploitation of ancillary rights (including, without limitation merchandising and licensing rights), exploitation. Adjusted Gross Proceeds shall be defined, computed, accounted for and paid in accordance with Producer's standard definition of Adjusted Gross Proceeds. For purposes of clarification, Adjusted Gross Proceeds shall reflect the monies received after Producer and all applicable third parties have recouped expenses and costs which shall include, but not be limited to the following: distribution fees, the negative cost of the Picture, print and advertising costs, deferments, other costs of production, financing costs and interest. Said six percent shall be paid to the Investors' in proportion to their contribution.

         5. SECURITY AND GUARANTY. Producer hereby grants to Investors as collateral security for the payment and performance in full when due by Producer of its obligations hereunder, a continuing security interest in, lien on, and a right of setoff against, all of Producer's right, title and interest in Picture as set forth in the Letter Agreement dated April 20, 2000 by and between Total Film Group, Inc., and Phat Free Productions, Inc. a copy of which is attached hereto as Exhibit B (the "Collateral"). The security interest granted herein shall extend to any and all of the proceeds of the pledged assets. If Producer does not repay the Note, Investor shall have the right to foreclose upon the Collateral and have any or all such assets and accounts receivable liquidated and/or paid over to Investor.

         6. MODIFICATION. This instrument may not be modified except in a writing signed by both parties.

         7. BINDING EFFECT. This agreement shall inure to the benefit of and shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto.

         8. NOTICE. All notices under this agreement shall be in writing and delivered personally or mailed by certified or registered mail, postage prepaid, return receipt requested, or reputable overnight courier service, addressed, if to Investor at the address first written above and if to Producer at the address first written above with courtesy copies to John Halle, CNB Capital, 889 Elm Street, Manchester, NH 03101 and other address either party from time to time designates to the other as provided above.

         9. GOVERNING LAW. This agreement shall be construed in accordance with and governed by the laws of the State of New York.

         10. WAIVER. No failure or delay by Investor in acting with respect to the terms of the Agreement and the Note shall constitute a waiver of any breach, default or failure of condition under this Agreement and the Note. A waiver of any term of the Agreement and the Note must be made in writing and shall be limited to the express written terms of such waiver. A waiver or release with reference to any one event shall not be construed as continuing, as remedy or recourse as to a subsequent event.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                             TOTAL FILM GROUP.


/s/ Eric Hauser                              /s/ Gerald Green
Eric Hauser                                  ----------------
                                             AN AUTHORIZED SIGNATORY

/s/ Bruce D. Cowen                           /s/ Michael Lauer
Bruce Cowen                                  Michael Lauer

                                             /s/ Martin H. Garvey
                                             Martin H. Garvey

                                    EXHIBIT A

                                 PROMISSORY NOTE

$2,500,000
                                                                      $2,500,000

                            UNITED STATES OF AMERICA
                                State of New York

                    TWO MILLION FIVE HUNDRED THOUSAND DOLLAR

                              Dated: April 20, 2000
                         Maturity Date: August 15, 2000

                    This Note is in the amount of $2,500,000

         FOR VALUE RECEIVED, the undersigned TOTAL FILM GROUP, a Delaware Corporation whose principal business address is 9107 Wilshire Boulevard, Beverly Hills, CA 90210 ("Producer") hereby promises to pay the following individuals ("Investors") a total of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) in lawful money of the United States on or before the Maturity Date.

MICHAEL LAUER, an individual whose address is 7 Dwight Lane, Greenwich, CT 06831 ("Investor") $1,900,000

MARTIN H. GARVEY, an individual whose address is 72 Wooton Road, Essex Falls, NJ 07021 ("Investor") $250,000

ERIC HAUSER, an individual whose address is 425 E. 58th Street, Apt. 7A, New York, NY 10022 ("Investor") $250,000

BRUCE D. COWEN, an individual whose address is 27241 Pasco Peregrino, San Juan Capistrano, CA 92675 ("Investor") $100,000

         THIS NOTE AND THE RIGHTS AND REMEDIES OF THE INVESTORS ARE SUBJECT TO THE TERMS AND CONDITIONS AS SET FORTH IN THAT CERTAIN AGREEMENT DATED AS OF APRIL 20, 2000 BY AND BETWEEN PRODUCER AND INVESTORS.

         IN WITNESS WHEREOF, Producer has caused these presents to be signed and sets his hand hereunto the day and year first above written.

                                                   TOTAL FILM GROUP:

                                                   /s/ Gerald Green
                                                   An Authorized Signatory

STATE of California         )

COUNTY of Los Angeles       )

         I, Madeleine Ali, a Notary Public in and for County and State, do hereby certify that Gerald Green, personally known to me to be the President of the corporation whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged and sore that the statements set forth in the foregoing instrument are true and correct and that he signed and delivered the said instrument as his free and voluntary act for the uses and purposes therein set forth

           Given under my hand and official seal, this 25th day of April, 2000.


                                                   /s/ Madeleine Ali
                                                   Notary Public


                                                   (OFFICIAL SEAL)

                             Total Film Group, Inc.
                  Extension of Payment Date of Promissory Note


Total Film Group, Inc. ("Total") has entered into certain promissory notes dated as of April 20, 2000 with the lenders listed below:


         Michael Lauer                               $1,900,000
         Martin Garvey                               $  250,000
         Eric Hauser                                 $  250,000
         Bruce Cowen                                 $  100,000
                                                     ----------
         Total                                       $2,500,000


The maturity date for the above notes is August 15, 2000 whereby the principal of $2,500,000 and the premium of $750,000 (Article 2 of the Memorandum of Agreement) is hereby due for a total payment of $3,250,000 to the lenders. This payment does not reflect the lenders six percent interest in the adjusted gross proceeds of the "Untitled" 'N Sync Project" (Article 4 of the Memorandum Agreement).

It is the desire of Total to extend the payment date of the principal and premium of the above promissory notes.

As such, the lenders hereby extend the payment date of principal and interest for a period up to ninety days to November 13, 2000 in consideration of the following:

         The Company will issue the lenders a total of 166,667 shares of the Company's common stock on the first day of each thirty day extension period that the principal and premium are not repaid in full. 166,667 shares will be issuable on the following dates:

                  August 15, 2000
                  September 14, 2000
                  October 14, 2000

If the principal and premium are not repaid by November 13, 2000, the Company and the lenders will use their best efforts to enter into an amendment to further extend the notes.

The Company also agrees to pay a fee to Capital Research, Ltd. Equal to $37,500 such fee to be payable, at the Company's option in cash, or in shares of common stock having a deemed value of $1.50 per share. Accordingly, if the entire fee was paid in shares of common stock, the Company would be required to issue 25,000 shares of common stock to pay such fee in full.

Except as expressly provided herein, the Promissory Notes and the Memorandum of Understanding will remain in full force and effect as originally executed and delivered by the parties hereto. This Letter supercedes any prior understanding or agreement, written or oral, among the parties hereto relating to the subject matter hereof.

On behalf of Total Film Group, Inc.

/s/ Gerald Green dated this 01-Aug-00

On behalf of the Lenders

/s/ Michael Lauer dated this 01-Aug-00
/s/ Martin Garvey
/s/ Eric Hauser
/s/ Bruce D. Cowen

                             Total Film Group, Inc.
                  Extension of Payment Date of Promissory Note


Total Film Group, Inc. ("Total") has entered into certain promissory notes dated as of April 20, 2000 and amended in August 2000, with the lenders listed below:


         Michael Lauer                               $1,900,000
         Martin Garvey                               $  250,000
         Eric Hauser                                 $  250,000
         Bruce Cowen                                 $  100,000
                                                     ----------
         Total                                       $2,500,000


The maturity date for the above notes is August 15, 2000 whereby the principal of $2,500,000 and the premium of $750,000 (Article 2 of the Memorandum of Agreement) is hereby due for a total payment of $3,250,000 to the lenders. This payment does not reflect the lenders six percent interest in the adjusted gross proceeds of the "Untitled" 'N Sync Project" (Article 4 of the Memorandum Agreement). The maturity date was extended per the August 2000 amendment to November 13, 2000 in consideration of the issuance of unregistered common shares of the company.

It is the desire of Total to extend the payment date of the principal and premium of the above promissory notes.

As such, the lenders hereby extend the payment date of principal and interest for a period up to December 31, 2000 in consideration of the following:

         The Company will issue the lenders a total of 350,000 shares of the Company's common stock on the first day of the extension period that the principal and premium are not repaid in full, which is November 13, 2000

If the principal and premium are not repaid by December 31, 2000, the Company and the lenders will use their best efforts to enter into an amendment to further extend the notes.

The Company also agrees to pay a fee to Capital Research, Ltd. Equal to $37,500 such fee to be payable, at the Company's option in cash, or in shares of common stock having a deemed value of $1.50 per share. Accordingly, if the entire fee was paid in shares of common stock, the Company would be required to issue 25,000 shares of common stock to pay such fee in full.

Except as expressly provided herein, the Promissory Notes and the Memorandum of Understanding will remain in full force and effect as originally executed and delivered by the parties hereto. This Letter supercedes any prior understanding or agreement, written or oral, among the parties hereto relating to the subject matter hereof.

On behalf of Total Film Group, Inc.

/s/ Gerald Green on this date November 10, 2000

On behalf of the Lenders

/s/ Michael Lauer on this date November 10, 2000
-----------------
Michael Lauer

/s/ Martin Garvey on this date November 10, 2000
-----------------
Martin Garvey

/s/ Eric Hauser on this date November 10, 2000
---------------
Eric Hauser

/s/ Bruce Cowen on this date November 10, 2000
---------------
Bruce Cowen